Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

County Bancorp, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of County Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has elected to change its method of accounting for the subsequent measurement of loan servicing rights from the amortized cost method to fair value as of January 1, 2020.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion under Section 404(b) of the Sarbanes-Oxley Act.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses - Qualitative Factors - Refer to Notes 1 and 4 to the Financial Statements

Critical Audit Matter Description

The allowance for loan losses (allowance) is an estimate of credit losses inherent in the Company’s loan portfolio. The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for qualitative factors based on the risks present within each portfolio segment including adjustments for levels of classified loans, credit concentrations, and economic trends. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment. During 2020, the Company added an additional qualitative factor for loans in industries for which it anticipated to be more significantly impacted by COVID-19. These qualitative factors are inherently subjective and are driven by the assessed repayment risk associated with each portfolio segment.

Auditing management’s determination of general reserves within its allowance involved a high degree of subjectivity and judgement in the selection and measurement of the qualitative factors.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the qualitative factors with the allowance included the following, among others:

•	We obtained an understanding of management’s process for determining the need for qualitative factor adjustments, identifying appropriate factors, and measuring the direction and magnitude of the adjustment.

•	We evaluated the design of controls over the application of management’s qualitative factor methodology in the estimate of general reserves.

•	We evaluated management's rationale for determining qualitative adjustments was relevant and warranted for each loan segment and assessed the measurement of qualitative factor adjustments applied by management.

•	Where applicable, we tested the accuracy and completeness of data used by management in the measurement of qualitative factor adjustments or vouched factors to relevant external data sources.

•	We assessed changes in qualitative factors year-over-year against overall trends in credit quality within the Company and broader trends within the industry and local and national economies to evaluate reasonableness of management’s qualitative factor adjustments.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2018.

Chicago, Illinois

March 12, 2021

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019

	(dollars in thousands except per share data)
ASSETS
Cash and cash equivalents	$19,084	$108,457
Interest earning cash at other financial institutions	416	20,554
Securities available for sale, at fair value	352,854	158,733
FHLB Stock	5,758	1,628
Loans held for sale	35,976	2,151
Loans, net of allowance for loan losses of $14,808 as of December 31, 2020; $15,267 as of December 31, 2019	981,477	1,020,506
Premises and equipment, net	14,898	13,603
Loan servicing rights	18,396	12,509
Other real estate owned, net	1,077	5,521
Cash surrender value of bank owned life insurance	31,275	18,302
Deferred tax asset, net	-	1,453
Goodwill	-	5,038
Core deposit intangible, net	54	225
Accrued interest receivable and other assets	11,093	10,099
Total assets	$1,472,358	$1,378,779

LIABILITIES
Deposits:
Noninterest-bearing	$163,202	$138,489
Interest-bearing	877,624	962,953
Total deposits	1,040,826	1,101,442
Other borrowings	49,006	794
Advances from FHLB	129,000	44,400
Subordinated debentures, net	67,111	44,858
Deferred tax liability, net	2,302	-
Accrued interest payable and other liabilities	12,337	15,256
Total liabilities	1,300,582	1,206,750
SHAREHOLDERS' EQUITY
Preferred stock - $1,000 stated value; 15,000 shares authorized; 8,000 shares issued	8,000	8,000
Common stock - $0.01 par value; 50,000,000 authorized; 7,212,727 shares issued and 6,197,965 shares outstanding as of December 31, 2020; 7,178,052 shares issued and 6,734,132 shares outstanding as of December 31, 2019	29	28
Surplus	55,346	54,122
Retained earnings	118,712	113,111
Treasury stock, at cost, 1,014,762 and 443,920 shares at December 31, 2020 and 2019, respectively	(17,606)	(5,030)
Accumulated other comprehensive gain	7,295	1,798
Total shareholders' equity	171,776	172,029
Total liabilities and shareholders' equity	$1,472,358	$1,378,779

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2020 and 2019

	2020	2019

	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$48,906	$59,706
Taxable securities	5,550	4,586
Tax-exempt securities	536	257
Federal funds sold and other	483	1,783
Total interest and dividend income	55,475	66,332

INTEREST EXPENSE
Deposits	13,463	21,457
FHLB advances and other borrowings	1,405	1,350
Subordinated debentures	3,631	2,743
Total interest expense	18,499	25,550
Net interest income	36,976	40,782
Provision for loan losses	2,984	423
Net interest income after provision for loan losses	33,992	40,359
NON-INTEREST INCOME
Services charges	469	550
Crop insurance commission	1,245	1,107
Gain on sale of loans, net	278	146
Loan servicing fees	10,255	9,998
Gain on sale of securities	671	341
Other	1,332	1,251
Total non-interest income	14,250	13,393
NON-INTEREST EXPENSE
Employee compensation and benefits	21,306	19,112
Occupancy	1,277	1,402
Information processing	2,630	2,482
Professional fees	2,019	1,670
Depreciation and amortization	1,188	1,303
Writedown of other real estate owned	1,508	626
Cost of operation of other real estate owned, net	(86)	873
Goodwill impairment	5,038	-
Investment tax credit impairment	-	1,149
Other	4,765	4,067
Total non-interest expense	39,645	32,684
Income before income taxes	8,597	21,068
Income tax expense	3,118	4,616
NET INCOME	$5,479	$16,452
NET INCOME PER SHARE:
Basic	$0.79	$2.37
Diluted	$0.79	$2.36
Dividends paid per share	$0.31	$0.20

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020 and 2019

	2020	2019

	(dollars in thousands)
Net income	$5,479	$16,452
Other comprehensive income:
Unrealized gain on securities available-for-sale	9,167	6,835
Income tax expense	(2,498)	(1,861)
Reclassification for realized gains on securities	(671)	(341)
Income tax (benefit)	183	93
Total other comprehensive income on securities available-for-sale	6,181	4,726
Unrealized loss on derivatives arising during the period	(940)	(793)
Income tax benefit	256	216
Total other comprehensive loss on derivatives	(684)	(577)
Total other comprehensive income	5,497	4,149
Comprehensive income	$10,976	$20,601

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020 and 2019

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

	(dollars in thousands)
Balance at December 31, 2018	$8,000	$28	$53,162	$98,475	$(5,030)	$(2,351)	$152,284
Net income	-	-	-	16,452	-	-	16,452
Other comprehensive income	-	-	-	-	-	4,149	4,149
Stock compensation expense	-	-	695	-	-	-	695
Cash dividends declared on common stock	-	-	-	(1,344)	-	-	(1,344)
Cash dividends declared on preferred stock	-	-	-	(472)	-	-	(472)
Issuance of common stock (21,224 shares)	-	-	265	-	-	-	265
Balance at December 31, 2019	$8,000	$28	$54,122	$113,111	$(5,030)	$1,798	$172,029
Cumulative effect of change in accounting principle				2,484			2,484
Net income	-	-	-	5,479	-	-	5,479
Other comprehensive income	-	-	-	-	-	5,497	5,497
Stock compensation expense	-	-	867	-	-	-	867
Cash dividends declared on common stock	-	-	-	(1,994)	-	-	(1,994)
Cash dividends declared on preferred stock	-	-	-	(368)	-	-	(368)
Treasury stock purchases (570,842 shares)					(12,576)		(12,576)
Issuance of common stock (34,675 shares)	-	1	357	-	-	-	358
Balance at December 31, 2020	$8,000	$29	$55,346	$118,712	$(17,606)	$7,295	$171,776

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

	2020	2019

	(dollars in thousands)
Cash flows from operating activities
Net income	$5,479	$16,452
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization of premises and equipment	1,335	1,391
Amortization of core deposit intangible	171	288
Amortization of subordinated debenture costs	449	155
Impairment of goodwill	5,038	-
Provision for loan losses	2,984	423
Realized gain on sales of securities available for sale	(671)	(341)
Realized gain on sales of other real estate owned	(313)	(40)
Write-down of other real estate owned	1,508	626
Realized loss (gain) on sales of premises and equipment	243	(6)
Increase in cash surrender value of bank owned life insurance	(729)	(460)
Deferred income tax expense	1,700	1,401
Stock compensation expense	867	695
Net amortization of premiums paid on securities	1,042	441
Net change in:
Accrued interest receivable and other assets	(2,166)	(405)
Loans held for sale	(33,825)	798
Loan servicing rights	(3,403)	(3,462)
Accrued interest payable and other liabilities	(3,861)	3,997
Net cash (used in) provided by operating activities	(24,152)	21,953
Cash flows from investing activities
Proceeds from maturities, principal repayments, and call of securities available for sale	25,693	24,368
Purchases of securities available for sale	(247,155)	(10,122)
Proceeds from sales of securities available-for-sale	35,466	29,361
Net (purchases) redemptions of FHLB stock	(4,130)	1,184
Purchases of bank owned life insurance	(12,244)	-
Loan originations and principal collections, net	35,277	163,546
Proceeds from sales of premises and equipment	1,508	6
Purchases of premises and equipment	(3,211)	(659)
Proceeds from sales of other real estate owned	4,017	6,776
Net cash (used in) provided by investing activities	(164,779)	214,460
Cash flows from financing activities
Net increase in demand and savings deposits	265,648	52,491
Net decrease in certificates of deposits	(326,264)	(174,396)
Proceeds from other borrowings	101,120	-
Repayment of other borrowings	(52,908)	(33)
Proceeds from FHLB advances	627,000	115,000
Repayment of FHLB advances	(542,400)	(160,000)
Payments to acquire treasury stock	(12,576)	-
Proceeds from issuance of subordinated debt	22,400	-
Issuance cost of subordinated debt	(596)	-
Proceeds from issuance of common stock	358	265
Dividends paid on preferred stock	(368)	(472)
Dividends paid on common stock	(1,994)	(1,344)
Net cash provided by (used in) financing activities	79,420	(168,489)
Net change in cash and cash equivalents	(109,511)	67,924
Cash and cash equivalents, beginning of period	129,011	61,087
Cash and cash equivalents, end of period	$19,500	$129,011

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$21,735	$23,833
Income taxes	2,950	1,725
Noncash investing activities:
Transfer of assets held for sale from premises and equipment to other assets	$695	$1,500
Transfer from loans to other real estate owned	768	6,315

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of County Bancorp, Inc. and its subsidiaries conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a description of the more significant of those policies.

Nature of Business and Significant Concentrations of Credit Risk

The Company is the sole shareholder of Investors Community Bank. The Bank is the sole member of Investors Insurance Services, LLC and ABS 1, LLC, which are both Wisconsin limited liability companies. The Company commenced operations in May 1996; the Bank commenced operations in March 1997. In July 2010, the Bank formed Investors Insurance Services, LLC for the sole purpose of protecting the Bank from liability risk when selling crop insurance. Selling crop insurance had historically been a business function performed within the Bank. In August 2011, the Bank formed ABS 1, LLC for the sole purpose of holding real estate and personal property for sale which was obtained through repossession.

The Bank provides a full range of banking and related financial services, which include real estate lending, business services, and agricultural finance, to individual and corporate customers primarily located within the state of Wisconsin. The Bank’s primary source of revenue is providing loans to customers, the majority of which are predominantly engaged in dairy farming and commercial activities. Its primary deposit products are savings and term certificate accounts. The Bank is subject to competition from other financial institutions and is regulated by federal and state banking agencies and undergoes periodic examinations by those agencies.

Agricultural loans, including agricultural operating, real estate and construction loans, represented 60.9% and 63.7% of our total loan portfolio at December 31, 2020 and 2019, respectively. Commercial real estate loans, including commercial construction loans, represented 23.7% and 22.8% of our total loan portfolio at December 31, 2020 and 2019, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has three wholly owned subsidiaries, County Bancorp Statutory Trust II, County Bancorp Statutory Trust III, and Fox River Valley Capital Trust I, that are Delaware statutory trusts which have not been consolidated in accordance with accounting guidance related to variable interest entities.

Use of Estimates in Preparing Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of investment securities available for sale, loan servicing rights, other real estate owned, financial instruments, and deferred tax assets (liabilities). Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

In the normal course of business, the Company maintains balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to specified limits. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

Securities Available for Sale

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income. The Company currently has no securities designated as trading or held-to-maturity. Interest income is recognized at the coupon rate adjusted for amortization and accretion of premiums and discounts. Discounts are accreted into interest income over the estimated life of the related security and premiums are amortized against income to the earlier of the call date or weighted average life of the related security using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and, when applicable, are reported as a reclassification adjustment in other comprehensive income.

Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The Company monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Chicago (“FHLB”), is required to maintain an investment in the capital stock of the FHLB based on the level of borrowings and other factors, and may invest additional amounts. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost which approximates fair value. It is periodically evaluated by management for impairment. Because it is viewed as a long term investment, impairment is based on ultimate recovery of par value. Both stock and cash dividends are reported as income.

Loans Held for Sale

Loans intended for sale in the secondary market are carried at the lower of cost or fair value. Gains and losses on loan sales (sale proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees deferred at origination of the loan are recognized in non-interest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, non-refundable fees and direct loan origination costs are amortized over the life of the loan and accounted for as an adjustment of yield of the related loan categories.

The accrual of interest on mortgage and commercial loans is discontinued at the time the principal and interest is 90 days delinquent unless the credit is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on nonaccrual loans is applied to reduce the principal balance outstanding. Once the loans qualify for a return to accrual status, the interest is accounted for on a cash-basis. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses (hereinafter referred to as “allowance”) is an estimate of loan losses inherent in the Company’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for qualitative factors based on the risks present within each portfolio segment including adjustments for levels of classified loans, credit concentrations, and economic trends. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment. During 2020, the Company provided for additional reserves for loans in industries deemed to be high risk to account for additional losses driven by COVID-19 that have not yet been specifically identified.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, the Company will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans. On March 22, 2020, issued a revision to the Interagency Statement on Loan Modifications by Financial Institutions Working with Customers Affected by the COVID-19 pandemic. The Statement provides guidance on handling payment modification requests for impacted borrowers without triggering TDR classifications, by allowing up to 6-months of payment deferrals or interest only to assist our customers during that time. During 2020, we processed 184 customer payment modification for loans totaling $200.4 million, and at December 31, 2020, 24 customers remained on payment relief with loan balances totaling $16.8 million.

Large groups of small balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for credit quality disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company maintains separate general reserves for each portfolio segment. These portfolio segments include agricultural, commercial, commercial real estate, residential real estate, and installment and consumer other with risk characteristics described as follows:

Agricultural: Agricultural loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows. Adverse economic conditions and trends influenced by Class III milk prices and other key economic indicators are closely correlated to the credit quality of these loans.

Commercial Real Estate: Commercial real estate loans, including land and construction, generally possess a higher inherent risk of loss than other real estate portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability of the properties to produce sufficient cash flow to service debt obligations.

Commercial: Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows, and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Residential Real Estate: The degree of risk in residential mortgage and home equity lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Installment and Consumer Other: The installment and consumer other loan portfolio is usually comprised of a large number of small loans. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers’ capacity to repay their obligations may be deteriorating.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any recognized gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized, and a deduction is made from the property accounts for retirements of capitalized renewals or improvements.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Loan Servicing Rights

As discussed in Note 1, the Company changed its method of accounting form loan servicing rights to fair market value effective January 1, 2020. Servicing assets are recognized as separate assets when rights are acquired through the sale of financial assets. Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.

Fair value is based on a discounted cash flow model. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the runoff rate, and ancillary income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned.

Prior to January 1, 2020, The Company subsequently measured each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measure of the impairment.

Under the amortized cost method, changes in the valuation allowances are reported with loan servicing fees on the income statement. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized. The amortization of loan servicing rights is netted against loan servicing fee income.

Other Real Estate Owned

Land and assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure less estimated costs to sell, establishing a new cost basis with any loss on transfer recorded as a charge against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expense.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. The evaluation of impairment is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expense.

Cash Surrender Value of Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Goodwill and Core Deposit Intangible

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired and is included as an asset on the balance sheets. Goodwill is not amortized but is subject to impairment tests on at least an annual basis. Core deposit intangible represents the value of the acquired customer core deposit bases and is included as an asset on the consolidated balance sheets. The core deposit intangible has an estimated finite life, is amortized on an accelerated basis over a 66-month period and is subject to periodic impairment evaluation.

Management will periodically review the carrying value of its long-lived and intangible assets to determine if any impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life, in which case an impairment charge would be recorded as an expense in the period of impairment. In making such determination, management evaluates whether there are any adverse qualitative factors indicating that an impairment may exist, as well as the performance, on an undiscounted basis, of the underlying operations or assets which give rise to the intangible.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of December 31, 2020 and 2019, there was no valuation allowance.

The Company files income taxes returns in the U.S. federal jurisdiction and in the state of Wisconsin. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2017.

The Company recognizes interest and penalties on income taxes, if any, as a component of other non-interest expense.

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Comprehensive Income

Recognized revenue, expenses, gains, and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale and interest rate swap contracts designed as hedges, are reported as a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income included unrealized gains on securities available for sale and unrealized losses on interest rate swap contracts of $8,687 and $(1,392), respectively, net of tax of $(3,251) and $525, respectively, as of December 31, 2020. Accumulated other comprehensive loss as of December 31, 2019 included unrealized gains on securities available for sale and unrealized losses on interest rate swap contracts of $2,564 and $(766), respectively, net of tax of $(878) and $206, respectively.

Derivatives

Derivative financial instruments are recognized as assets or liabilities at fair value. The accounting for changes in the fair value of derivatives depends on the use of the derivatives and whether the derivatives qualify for hedge accounting. Used as part of our asset and liability management to help manage interest rate risk, our derivatives consist of interest rate swap agreements that qualify for hedge accounting. We do not use derivatives for trading purposes.

Changes in the fair value of derivatives that are designated, for accounting purposes, as a hedge of the variability of cash flows to be received or paid on certain assets and are effective are reported in other comprehensive income. They are later reclassified into earnings in the same periods during which the hedged transaction affects earnings and are included in the line item in which the hedged cash flows are recorded.

We formally document the relationship between the derivative instrument and the hedged item, as well as the risk-management objective and the strategy for undertaking the hedge transaction. This documentation includes linking cash flow hedges to specific assets on the balance sheet. If designated as a hedge, we also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivative instrument that is used is highly effective in offsetting changes in cash flows of the hedged items. Ineffective hedge gains and losses would be recognized immediately in current earnings as noninterest income or expense.

Equity Incentive Plan

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. All grants and awards out of the equity incentive plan are newly issued shares.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Treasury shares are not deemed outstanding for earnings per share calculations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company and put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 20. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Segments

The Company’s operations consist of one segment, community banking. The operating results of this segment are regularly reviewed by management to make decisions about resource allocations and to assess performance. Selected information is not presented separately for the Company's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

New Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses, to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In October 2019, the FASB voted to delay the effective date for the credit losses standard to January 2023 for certain entities, including SEC filers that qualified as smaller reporting companies and private companies. As a smaller reporting company, the Company was eligible for the delay and will be deferring adoption until January 2023. Entities should apply this amendment a modified-retrospective approach, through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. At this time, the effect this ASU will have on its consolidated financial statements is still being quantified as the Company ensures data assumptions, and methods all comply with the requirements of ASU 2016-13. The Company is also developing internal control processes and disclosure documentation related to the adoption of this standard. Management will continue to progress on its implementation project plan and improve the Company’s approach throughout the deferral period.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 842) - Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which focuses on improving the effectiveness of disclosures in the notes to the financial statements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendment became effective January 1, 2020, and the adoption did not have a material effect on the Company’s financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). The ASU provides optional, temporary expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendment only applies to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The main provisions of this ASU include: (1) a change in the contract’s reference rate would be accounted for as a continuation of that contract rather than as the creation of a new contract and (2) an entity would be allowed to preserve its hedge accounting when updating it hedging strategies in response to the reference rate reform. The ASU was effective upon issuance on March 12, 2020 and can be applied through December 31, 2022 allowing for different elections over the effective date range for legacy and new activity. The Company is evaluating and reassessing the impact of this standard but does not expect this standard to have a material impact on its results of operations, financial position, and liquidity.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act allows financial institutions to elect to suspend troubled debt restructuring accounting under certain circumstances when the temporary restructuring is related to the Coronavirus Disease 2019 (COVID-19) pandemic. The Company has elected to implement Section 4013, and for the year ended December 31, 2020, the Company has processed 184 requests with loan balances totaling $200.7 million. At December, 24 clients with loan balances totaling $16.8 million were still participating in the payment deferral program.

Change in Accounting Principle

As of January 1, 2020, the Company elected to make an accounting principle change for the valuation of the loan servicing assets from amortized cost to fair market value.

We believe that the fair value method is the preferred method of presenting these assets and is more widely recognized by current and potential investors. These assets represent the value of future net revenue streams. Updating the estimate of these cash flow streams based on both observable and unobservable trends and inputs at each reporting period provides meaningful changes in the economic value to shareholders. The amortized cost approach requires a periodic impairment test; however, it does not provide any transparency if the portfolio, or certain tranches within the portfolio, have significant increases in value. Therefore, the fair value method provides a balanced, measurement policy for the benefit of the investing public. As a result of this accounting principle change, servicing assets increased by $3.4 million and deferred tax assets decreased by $0.9 million. The adoption of the change was recorded through a cumulative effect adjustment to retained earnings as of January 1, 2020, of $2.5 million. All future adjustments to fair value will be reflected in the consolidated statement of operations.

NOTE 2-RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is generally required to maintain average balances on hand or with the Federal Reserve Bank. However, the reserve balance was suspended by the Board of Governors of the Federal Reserve System on March 15, 2020. At December 31, 2020 there was no required reserve balance. At December 31, 2019 the reserve balance amounted to approximately $7.2 million.

NOTE 3-SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(dollars in thousands)
December 31, 2020
U.S. government and agency securities	$14,745	$-	$(152)	$14,593
Municipal securities	149,203	4,736	(285)	153,654
Mortgage-backed securities	127,804	7,872	(298)	135,378
Corporate bonds	32,500	21	(10)	32,511
Asset-backed securities	16,664	55	(1)	16,718
	$340,916	$12,684	$(746)	$352,854
December 31, 2019
U.S. government and agency securities	$3,490	$-	$(32)	$3,458
U.S treasury securities	2,499	7	-	2,506
Mortgage-backed securities	149,302	3,633	(166)	152,769
	$155,291	$3,640	$(198)	$158,733

The amortized cost and fair value of securities at December 31, 2020 and 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(dollars in thousands)
December 31, 2020
Due in one year or less	$-	$-
Due from one to five years	-	-
Due from five to ten years	55,024	55,120
Due after ten years	141,424	145,638
Asset-backed securities	16,664	16,718
Mortgage-backed securities	127,804	135,378
	$340,916	$352,854
December 31, 2019
Due in one year or less	$2,499	$2,506
Due from one to five years	-	-
Due from five to ten years	3,490	3,458
Due after ten years	-	-
Mortgage-backed securities	149,302	152,769
	$155,291	$158,733

Proceeds from the sale of securities available for sale were $ 35.5 million and $29.4 million and the gross gain was $0.7 million $0.3 million for the year ended December 31, 2020 and December 31, 2019, respectively. There were no securities available for sale sold at a loss during 2020 or 2019.

At December 31, 2020 and 2019 no securities were pledged to secure the FHLB advances besides FHLB stock of $5.8 million and $1.6 million, respectively. There were no securities pledged to secure the Federal Reserve Bank line of credit at December 31, 2020 and 2019; however, there were $23.0 million and $63.0 million of securities pledged to secure municipal customer deposits at December 31, 2020 and 2019, respectively.

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019.

	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(dollars in thousands)
December 31, 2020
U.S. government and agency securities	$12,217	$(134)	$2,376	$(18)	$14,593	$(152)
Municipal securities	30,849	(285)	-	-	30,849	(285)
Mortgage-backed securities	7,781	(298)	-	-	7,781	(298)
Corporate bonds	7,990	(10)	-	-	7,990	$(10)
Asset-backed securities	3,817	(1)	-	-	3,817	$(1)
	$62,654	$(728)	$2,376	$(18)	$65,030	$(746)
December 31, 2019
U.S. government and agency securities	$-	$-	$3,458	$(32)	$3,458	$(32)
Mortgage-backed securities	9,873	(41)	11,867	(125)	21,740	(166)
	$9,873	$(41)	$15,325	$(157)	$25,198	$(198)

The unrealized loss on the investments at December 31, 2020 and 2019 was due to normal fluctuations and pricing inefficiencies. The contractual terms of the investments do not permit the issuers to settle the securities at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2020 and 2019.

Other-Than-Temporary Impairment

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believed were other-than-temporarily impaired, at December 31, 2020 or 2019.

At December 31, 2020, 26 debt securities with unrealized losses totaling 1.15% of the related securities; amortized cost basis. At December 31, 2019, 34 debt securities had unrealized losses with aggregate depreciation of 0.78% from the Company’s amortized cost basis. These unrealized losses related principally to Government National Mortgage Association mortgage-backed and municipal debt securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Since none of the unrealized losses relate to deterioration in the underlying repayment sources and management has the indent and ability hold debt securities until maturity, the decline is not deemed to be other-than-temporary.

NOTE 4-LOANS

The components of the loan portfolio were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Agricultural loans	$606,881	$659,725
Commercial real estate loans	235,969	235,936
Commercial loans	115,087	95,787
Residential real estate loans	38,084	43,958
Installment and consumer other	264	367
Total gross loans	996,285	1,035,773
Allowance for loan losses	(14,808)	(15,267)
Loans, net	$981,477	$1,020,506

Net unamortized deferred costs totaling $0.3 million and $0.6 million as of December 31, 2020 and 2019, respectively, are included in total gross loans above.

The following table presents the aging of the recorded investment in past due loans at December 31, 2020 and 2019:

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans

	(dollars in thousands)
December 31, 2020
Agricultural loans	$47	$-	$5,041	$5,088	$601,793	$606,881
Commercial real estate loans	82	-	4,283	4,365	231,604	235,969
Commercial loans	-	-	96	96	114,991	115,087
Residential real estate loans	4	-	-	4	38,080	38,084
Installment and consumer other	-	-	-	-	264	264
Total	$133	$-	$9,420	$9,553	$986,732	$996,285

December 31, 2019
Agricultural loans	$1,489	$71	$4,974	$6,534	$653,191	$659,725
Commercial real estate loans	-	288	-	288	235,648	235,936
Commercial loans	-	28	228	256	95,531	95,787
Residential real estate loans	-	-	62	62	43,896	43,958
Installment and consumer other	-	-	-	-	367	367
Total	$1,489	$387	$5,264	$7,140	$1,028,633	$1,035,773

The following table lists information on nonaccrual, restructured, and certain past due loans:

	December 31,
	2020	2019

	(dollars in thousands)
Nonaccrual loans, 90 days or more past due	$9,420	$5,264
Nonaccrual loans 30-89 days past due	-	1,781
Nonaccrual loans, less than 30 days past due	32,204	23,923
Troubled debt restructured loans not on nonaccrual status	18,592	21,783
90 days or more past due and still accruing	-	-

The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days on accrual by class of loan:

	December 31,
	2020	2019

	(dollars in thousands)
Agricultural loans	$35,067	$26,415
Commercial real estate loans	6,093	2,673
Commercial loans	405	1,818
Residential real estate loans	59	62
Total	$41,624	$30,968

The average recorded investment in total impaired loans for the years ended December 31, 2020 and 2019 amounted to approximately $69.1 million and $60.6 million, respectively. Interest income recognized on total impaired loans for the years ended December 31, 2020 and 2019 amounted to approximately $5.6 million and $5.7 million, respectively. For nonaccrual loans included in impaired loans, the interest income that would have been recognized had those loans been performing in accordance with their original terms would have been approximately $3.4 million and $2.9 million for the years ended December 31, 2020 and 2019, respectively.

The following tables present loans individually evaluated for impairment by class of loans at December 31, 2020 and 2019:

	December 31, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated

	(dollars in thousands)
With no related allowance:
Agricultural loans	$20,245	$20,120	$-
Commercial real estate loans	288	288	-
Commercial loans	2,504	2,481	-
Residential real estate loans	61	59	-
	$23,098	$22,948	$-

With an allowance recorded
Agricultural loans	$47,971	$43,657	$3,504
Commercial real estate loans	8,245	6,790	672
Commercial loans	357	336	86
Residential real estate loans	-	-	-
	56,573	50,783	4,262
Total	$79,671	$73,731	$4,262

	December 31, 2019
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated

	(dollars in thousands)
With no related allowance:
Agricultural loans	$14,151	$14,131	$-
Commercial real estate loans	-	-	-
Commercial loans	-	-	-
Residential real estate loans	62	62	-
	$14,213	$14,193	$-

With an allowance recorded
Agricultural loans	$47,225	$44,702	$3,515
Commercial real estate loans	3,681	3,682	836
Commercial loans	2,155	1,862	1,238
Residential real estate loans	-	-	-
	53,061	50,246	5,589
Total	$67,274	$64,439	$5,589

Changes in the allowance for loan losses by portfolio segment were as follows:

	December 31, 2020
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$11,737	$(901)	$-	$23	$10,859
Commercial real estate loans	1,913	3,357	(2,195)	64	3,139
Commercial loans	1,599	541	(1,336)	1	805
Residential real estate loans	15	(10)	-	-	5
Installment and consumer other	3	(3)	-	-	-
Total	$15,267	$2,984	$(3,531)	$88	$14,808

	December 31, 2019
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$12,258	$(518)	$(61)	$58	$11,737
Commercial real estate loans	2,779	613	(3,585)	2,106	1,913
Commercial loans	1,414	364	(282)	103	1,599
Residential real estate loans	53	(38)	-	-	15
Installment and consumer other	1	2	-	-	3
Total	$16,505	$423	$(3,928)	$2,267	$15,267

The following tables present the balances in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

	December 31, 2020
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$3,504	$7,355	$10,859
Commercial real estate loans	672	2,467	3,139
Commercial loans	86	719	805
Residential real estate loans	-	5	5
Installment and consumer other	-	-	-
Total ending allowance for loan losses	4,262	10,546	14,808
Loans:
Agricultural loans	63,777	543,104	606,881
Commercial real estate loans	7,077	228,892	235,969
Commercial loans	2,818	112,269	115,087
Residential real estate loans	59	38,025	38,084
Installment and consumer other	-	264	264
Total loans	73,731	922,554	996,285
Net loans	$69,469	$912,008	$981,477

	December 31, 2019
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$3,515	$8,222	$11,737
Commercial real estate loans	836	1,077	1,913
Commercial loans	1,238	361	1,599
Residential real estate loans	-	15	15
Installment and consumer other	-	3	3
Total ending allowance for loan losses	5,589	9,678	15,267
Loans:
Agricultural loans	58,833	600,892	659,725
Commercial real estate loans	3,682	232,254	235,936
Commercial loans	1,862	93,925	95,787
Residential real estate loans	62	43,896	43,958
Installment and consumer other	-	367	367
Total loans	64,439	971,334	1,035,773
Net loans	$58,850	$961,656	$1,020,506

Troubled Debt Restructurings

The Company had allocated $3.8 million and $3.5 million of specific reserves for loans where terms have been modified in troubled debt restructurings at December 31, 2020 and 2019, respectively. The Company had no additional lending commitments at December 31, 2020 and 2019 to customers with outstanding loans that are classified as troubled debt restructurings.

A TDR on nonaccrual status is classified as a nonaccrual loan until evaluation supports reasonable assurance of repayment and recent performance according to the modified terms of the loan. Once this assurance is reached, the TDR is classified as an accruing loan. At December 31, 2020, there were $47.7 million of TDR loans, of which $29.1 million were classified as nonaccrual and $18.6 million were classified as accruing, and there were $0.8 million unfunded commitments on these loans. At December 31, 2019, there were $41.0 million of TDR loans, of which $19.3 million were classified as nonaccrual and $21.7 million were classified as accruing. There were $0.3 million unfunded commitments on these loans.

The following table provides the number of loans modified in a troubled debt restructuring investment by class for the year ended December 31, 2020 and 2019:

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Troubled debt restructurings:
Agricultural loans	14	$9,460	42	$17,595
Commercial real estate loans	3	3,728	1	1,021
Commercial loans	-	-	4	1,115
Total	17	$13,188	47	$19,731

During the years ended December 31, 2020 and 2019, there were no loans modified as troubled debt restructurings within the previous 12 months that subsequently defaulted.

The following table provides the troubled debt restructurings for the year ended December 31, 2020 and 2019 grouped by type of concession:

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Agricultural loans
Payment concessions	1	$214	4	$844
Extension of interest-only payments	2	258	24	12,436
Combination of extension of term and interest rate concession	9	8,367	-	-
Rate concession	-	-	1	85
Capitalized interest	1	152	1	152
Term concession	1	469	12	4,078
Commercial real estate loans
Payment concessions	-	-	1	1,021
Extension of interest-only payments	3	3,728	-	-
Commercial loans
Payment concessions	-	-	2	69
Extension of interest-only payments	-	-	2	1,046
Total	17	$13,188	47	$19,731

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes agricultural, commercial, and commercial real estate loans individually by classifying the credits as to credit risk. The process of analyzing loans for changes in risk rating is ongoing through routine monitoring of the portfolio and annual internal credit reviews for credits with total exposure in excess of $1.0 million. The Company uses the following definitions for credit risk ratings:

Sound. Credits classified as sound show very good probability of ongoing ability to meet and/or exceed obligations.

Acceptable. Credits classified as acceptable show a good probability of ongoing ability to meet and/or exceed obligations.

Satisfactory. Credits classified as satisfactory show an average probability of ongoing ability to meet and/or exceed obligations.

Low Satisfactory. Credits classified as low satisfactory may have more inconsistent earnings but have a fair probability of ongoing ability to meet and/or exceed obligations.

Watch. Credits classified as watch show some questionable probability of ongoing ability to meet and/or exceed obligations.

Special Mention. Credits classified as special mention show potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the institution’s credit position at some future date.

Substandard - Performing. Credits classified as substandard - performing generally have well-defined weaknesses. Collateral coverage is adequate, and the loans are not considered impaired. Payments are being made and the loans are on accrual status.

Substandard - Impaired. Credits classified as substandard - impaired generally have well-defined weaknesses that jeopardize the repayment of the debt. They have a distinct possibility that a loss will be sustained if the deficiencies are not corrected. Loans are considered impaired. Loans are either exhibiting signs of delinquency or are on non-accrual.

Doubtful. Credits classified as doubtful have all the weaknesses inherent in those classified as substandard - impaired with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable.

The Company categorizes residential real estate, installment, and consumer other loans as satisfactory at the time of origination based on information obtained as to the ability of the borrower(s) to service their debt, such as current financial information, employment status and history, historical payment experience, credit scores and type and amount of collateral among other factors. The Company updates relevant information on these types of loans at the time of refinance, troubled debt restructuring or other indications of financial difficulty, downgrading as needed using the same category descriptions as for agricultural, commercial, and commercial real estate loans. In addition, the Company further considers current payment status as an indicator of which risk category to assign the borrower.

The greater the level of deteriorated risk as indicated by a loan’s assigned risk category, the greater the likelihood a loss will occur in the future.

Based on the most recent analysis performed by management, the risk category of loans by class of loans was as follows:

	As of December 31, 2020
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$374,595	$155,546	$1,854	$34,452	$40,434	$606,881
Commercial real estate loans	200,208	26,266	-	3,402	6,093	235,969
Commercial loans	103,488	8,022	647	2,566	364	115,087
Residential real estate loans	37,758	267	-	-	59	38,084
Installment and consumer other	264	-	-	-	-	264
Total	$716,313	$190,101	$2,501	$40,420	$46,950	$996,285

	As of December 31, 2019 (1)
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$388,184	$184,050	$9,239	$46,587	$31,665	$659,725
Commercial real estate loans	209,279	21,703	-	2,281	2,673	235,936
Commercial loans	83,141	10,091	-	737	1,818	95,787
Residential real estate loans	43,473	254	-	169	62	43,958
Installment and consumer other	367	-	-	-	-	367
Total	$724,444	$216,098	$9,239	$49,774	$36,218	$1,035,773

(1)	Performing troubled debt restructurings have been reclassified to be reflected in their internal risk rating category rather than Substandard Impaired as previously reported to conform with current year’s presentation.

NOTE 5-PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,		Estimated
	2020	2019	Useful Life

	(dollars in thousands)
Land	$1,965	$2,240	N/A
Construction in process	2,456	1,319	N/A
Bank premises	9,373	10,038	35-40 years
Leasehold improvements	1,643	44	5-39 years
Furniture, fixtures, and equipment	5,165	6,110	3-7 years
	20,602	19,751
Accumulated depreciation and amortization	(5,704)	(6,148)
	$14,898	$13,603

Depreciation and amortization expense charged to operations for the years ended December 31, 2020 and 2019 totaled $1.3 million and $1.4 million, respectively.

NOTE 6-LOAN SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in payment patterns that result from shifts in interest rates. The unpaid principal balances of mortgage and other loans serviced for others were approximately $812.6 million and $751.7 million at December 31, 2020 and 2019, respectively. All sales of loans are executed on a servicing retained basis. The standard loan sale agreement provides the Company with a “servicing spread” paid from a portion of the interest cash flow of the loan. Industry practice recognizes adequate compensation for SBA and FSA loans to be 1.0% and 2.0% respectively. Loans sold with servicing spread that is greater than or equal to adequate compensation are recognized as a servicing asset, while loans with a servicing spread less than adequate compensation are recognized as a servicing liability. Loans with a servicing fee significantly above an amount that would fairly compensate a substitute servicer are reported as “Other Borrowings” on the consolidated balance sheet.

The fair value of servicing rights is highly sensitive to changes in underlying assumptions. The Company’s portfolio of loan serviced for others is mostly comprised of fixed rate loans. Generally, as market interest rates rise, prepayments on fixed rate loans decrease due to a decline in refinancing activity, which results in an increase in the fair value of servicing rights. However, due to the cross-collateralization of loans in the portfolio and the government guarantee programs under which many of the loans were originated, prepayments on the portfolio tend to be muted in comparison to those of other types of loans, such as mortgage loans. Measurement of fair value is limited to the conditions existing and the assumptions used as of a particular point in time, and those assumptions may not be appropriate at a different time.

Loan servicing fee income is recorded on the consolidated statements of operations for fees earned for servicing loans. The fees are based on the contractual percentage of the outstanding principal and are recorded as income when earned.

The fair value of servicing rights at December 31, 2020 was $18.4 million and was determined using an assumed discount rate of 14.3% and a weighted average run-off rate of 6.16%, primarily ranging from 6.04% to 7.75%. The fair value of servicing rights at December 31, 2019 was $15.9 million and was determined using a discount rate of 14.0% and weighted average prepayment speed of 7.33%, ranging from 5.00% to 10.00%, depending upon the stratification of the specific right, and nominal credit losses.

Changes to the fair value are also reported in loan servicing fees within the consolidated statements of operations.

The following tables summarize servicing rights capitalized for the years ending December 31, 2020 and 2019, along with the aggregate activity in related valuation allowance for the year ended December 31, 2019. The year ended December 31, 2020 is presented at fair value, and the year ended December 31, 2019 is presented using the amortized cost method.

For the Year Ended December 31, 2020
(dollars in thousands)
Balance, December 31, 2019	$12,509
Impact of cumulative effect of change in accounting principle	3,412
Balance, January 1, 2020	$15,921
Additions, net	4,707
Fair value changes:
Decay due to increases in principal paydowns or runoff	(3,330)
Due to changes in valuation inputs or assumptions	1,098
Balance, December 31, 2020	$18,396

For the Year Ended December 31, 2019
(dollars in thousands)
Balance, December 31, 2018	$9,047
Additions related to new loans	6,539
Impairment due to prepayment	(757)
Amortization of existing asset	(2,320)
Balance, December 31, 2019	$12,509

NOTE 7 - GOODWILL AND CORE DEPOSIT INTANGIBLE

During the first quarter of 2020, goodwill was evaluated for impairment due to economic disruption and unknown growth and credit risk related to the COVID-19 pandemic. Three valuation models were weighted and evaluated: discounted cash flow model (60%), guideline public company method (30%) and transaction method (10%). The transaction method was weighted the lowest as the identified transactions happened prior to the COVID-19 pandemic and could not be relied upon as comparable values as of March 31, 2020. More weighting was put toward cash flows as management believes the value of the Company is still tied to overall earnings. For the discounted cash flow method, the analysis discounted projected earnings by 14.5% based on an evaluation of required returns for similar public companies adjusted for an expected size and company-specific premium. Through this evaluation, it was determined that as of March 31, 2020, the fair value of the Company did not exceed the current carrying value by an amount in excess of the carrying amount of the goodwill; therefore, the goodwill was deemed to be impaired.

Goodwill: Goodwill resulted from the acquisition of Fox River Valley on May 13, 2016. Goodwill was fully impaired and had no carrying valued at December 31, 2020. There was no impairment to goodwill as of December 31, 2019.

Core deposit intangible: Core deposit intangible, primarily related to acquired customer relationships, is amortized over its estimated finite life. There was no impairment charge to core deposit intangible for the year ended December 31, 2020 and 2019. The core deposit intangible related to the Fox River Valley acquisition is as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Core deposit intangible:
Gross carrying amount	$1,801	$1,801
Accumulated amortization	(1,747)	(1,576)
Net book value	$54	$225

NOTE 8-OTHER REAL ESTATE OWNED

Changes in other real estate owned were as follows:

	For the Year Ended December 31,
	2020	2019

	(dollars in thousands)
Balance, beginning of period	$5,521	$6,568
Assets foreclosed	768	6,315
Write-down of other real estate owned	(1,508)	(626)
Net gain on sales of other real estate owned	313	40
Proceeds from sale of other real estate owned	(4,017)	(6,776)
Balance, end of period	$1,077	$5,521

Income (expenses) attributable to other real estate owned include the following:

	For the Year Ended December 31,
	2020	2019

	(dollars in thousands)
Net gain on sales of other real estate owned	$313	$40
Write-down of other real estate owned	(1,508)	(626)
Operating expenses, net of rental income	(227)	(162)
	$(1,422)	$(748)

NOTE 9-DEPOSITS

Deposits are summarized as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Non-interest-bearing	$163,202	$138,489
NOW and interest checking	96,624	67,805
Savings	7,367	6,395
Money market accounts	344,250	247,828
Certificates of deposit	304,580	375,100
National time deposits	44,347	99,485
Brokered deposits	80,456	166,340
Total deposits	$1,040,826	$1,101,442

Certificates of deposit in amounts of more than $250,000 at December 31, 2020 and 2019 were approximately $153.4 million and $240.6 million, respectively.

The scheduled maturities of certificates of deposit were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
1 year or less	$262,138	$378,098
1 to 2 years	83,511	161,251
2 to 3 years	39,182	50,736
3 to 4 years	19,809	26,321
Over 4 years	14,669	14,394
	$419,309	$630,800

NOTE 10-ADVANCES FROM FHLB AND OTHER BORROWINGS

The Bank had advances outstanding from the FHLB in the amount of $129.0 million and $44.4 million on December 31, 2020 and 2019, respectively. These advances, rates, and maturities were as follows:

			Amount outstanding as of December 31,
	Maturity	Rate	2020	2019

			(dollars in thousands)
Loan Type
Fixed rate, fixed term	02/20/2020	1.71%	-	5,000
Fixed rate, fixed term	07/16/2020	1.85%	-	800
Fixed rate, fixed term	08/25/2020	1.84%	-	3,000
Fixed rate, fixed term	08/27/2020	1.88%	-	5,000
Fixed rate, fixed term	12/30/2020	2.09%	-	4,000
Fixed rate, fixed term	12/31/2020	1.94%	-	600
Fixed rate, fixed term	01/04/2021	0.23%	29,000	-
Fixed rate, fixed term	04/12/2021	1.92%	8,000	8,000
Fixed rate, fixed term	05/03/2021	0.00%	4,000	-
Fixed rate, fixed term	06/15/2021	1.39%	5,000	5,000
Fixed rate, fixed term	08/16/2021	2.29%	3,000	3,000
Fixed rate, fixed term	12/30/2021	2.29%	2,000	2,000
Fixed rate, fixed term	03/18/2022	1.03%	15,000	-
Fixed rate, fixed term	03/25/2022	0.75%	10,000	-
Fixed rate, fixed term	11/16/2022	0.38%	20,000	-
Fixed rate, putable, no call 2 years	01/12/2023	2.03%	8,000	8,000
Fixed rate, fixed term	03/23/2023	1.26%	10,000	-
Fixed rate, fixed term	03/27/2023	0.82%	15,000	-
			$129,000	$44,400

The terms of security agreements with the FHLB require the Bank to pledge collateral for its borrowings. The collateral consists of qualifying first mortgage loans and stock of the FHLB. At December 31, 2020 and 2019, the Bank had pledged qualifying mortgage loans of $367.6 million and $393.7 million, respectively. At December 31, 2020, we had $29.0 million of overnight advances with FHLB that is included in total amount outstanding. We did not have overnight advances with the FHLB at December 31, 2019.

The Bank had no irrevocable letters of credit with the FHLB as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the Bank also had a line-of-credit available with the Federal Reserve Bank of Chicago. Borrowings under this line of credit are limited by the amount collateral pledged by the Company, which totaled $111.5 million and $127.3 million in loans at December 31, 2020 and December 31, 2019, respectively. The borrowings available to the Company were $83.3 million and $96.0 million, as of December 31, 2020 and December 31, 2019, respectively. There were no outstanding advances included in other borrowings at December 31, 2020 or 2019, respectively.

As of December 31, 2019, the Company had an unsecured credit agreement with U.S. Bank, National Association for a $10.0 million revolving line-of-credit with an interest rate equal to the one-month LIBOR rate plus 2.25%. The line also bears a non-usage fee of 0.275% per annum. The non-usage fee for year ended December 31, 2019 was $22 thousand. The line did not have an outstanding balance as of December 31, 2019. The line of credit expired on September 30, 2020 and was not renewed.

Other borrowings consist of a financing lease for a branch location and sold loans that do not qualify for sale accounting treatment and are recorded as financing transactions as the Bank maintains effective control over the transferred loans.

During 2020, the Company largely funded the Small Business Administration’s Paycheck Protection Program (“PPP”) loans through the Federal Reserve’s PPP Liquidity Facility, which allowed for 12-month advances collateralized by PPP loans at an interest rate of 0.35%. The balance of these advances was $47.5 million at December 31, 2020 and was secured by PPP loans of the same amount.

The following table sets forth information concerning balances and interest rates on other borrowings as of the dates and for the periods indicated:

	December 31,
	2020	2019

	(dollars in thousands)
Balance outstanding at end of period	$49,006	$794
Average amount outstanding during the period	61,483	800
Maximum amount outstanding at any month end	93,709	1,412
Weighted average interest rate during the period	0.42%	4.60%
Weighted average interest rate at end of period	0.39%	4.51%

NOTE 11-SUBORDINATED DEBENTURES

The following table is a summary of the carrying values, including unamortized issuance costs, of the Company’s subordinated debt as of the dates indicated:

	As of December 31, 2020					As of December 31, 2019
	Balance Outstanding	Interest Rate	Interest Reset Date	Call Date	Maturity Date	Balance Outstanding

	(dollars in thousands)
Junior subordinated notes issued to County Bancorp Statutory Trust II (1)(2)	$6,186	1.75%	03/15/2021	N/A	09/15/2035	$6,186
Junior subordinated notes issued to County Bancorp Statutory Trust III (1)(3)	6,186	1.91%	03/15/2021	N/A	06/15/2036	6,186
Junior subordinated notes issued to Fox River Valley Capital Trust I (4)	3,336	6.40%	11/30/2023	N/A	05/30/2033	3,279
5.875% Fixed-to-Floating rate subordinated notes (5)	29,545	5.875%	06/01/2023	06/01/2023	06/01/2028	29,207
7.00% Fixed-to-Floating rate subordinated notes (6)	21,858	7.00%	06/30/2025	06/30/2025	06/30/2030	-
	$67,111					$44,858

(1)	The company formed wholly owned subsidiary business trusts County Bancorp Statutory Trust II (“Trust II”) and County Bancorp Statutory Trust III (“Trust III”) (together, the “Trusts”), which are both Delaware statutory trusts. The Company owns all of the outstanding common securities of Trust II and Trust III, which qualify as Tier 1 capital for regulatory purposes. The Trusts used the proceeds from the issuance of their capital securities to buy floating rate junior subordinated deferrable interest debentures (“debentures”) issued by the Company. These debentures are the Trusts’ only assets, and interest payments from these debentures finance the distributions paid on the capital securities. These debentures are unsecured, rank junior, and are subordinate in the right of payment to all senior debt of the Company.

(2)	The debentures issued to Trust II bear an interest rate of three-month LIBOR plus 1.53% through maturity.

(3)	The debentures issued to Trust III bear an interest rate of three-month LIBOR plus 1.69% through maturity.

(4)	In connection with the merger with Fox River Valley, the Company acquired all of the common securities of Fox River Valley’s wholly-owned subsidiary, Fox River Valley Capital Trust I, a Delaware statutory trust (the “FRV Trust I”), which qualify as Tier 1 capital for regulatory purposes. The debentures of the Company owned by FRV Trust I carry an interest rate equal to 5-year LIBOR plus 3.40%, which resets every five years.

(5)	The notes bear interest at a fixed rate of 5.875% per year, from and including May 30, 2018 to, but excluding, June 1, 2023. From and including June 1, 2023 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current 3-month LIBOR plus 2.88%. The notes qualify as Tier II capital of the Company. Debt issuance costs of $0.9 million are being amortized over the life of the notes.

(6)	The notes bear interest at a fixed rate of 7.00% per year, from and including June 30, 2020 to, but excluding, June 30, 2025. From and including June 30, 2025 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current three-month term secured overnight financing rate (SOFR) plus 687.5 basis points. The notes qualify as Tier II capital of the Company. The Company incurred $0.6 million of costs related to the issuance of the notes. These costs have been capitalized and are being amortized over the life of the notes.

NOTE 12-PREFERRED STOCK

The Company has 15,000 shares of non-cumulative, nonparticipating preferred stock authorized with a $1,000 per share stated value. This preferred stock pays a quarterly dividend at a variable rate equivalent to the prime rate plus fifty basis points with a minimum dividend of 4.0%. The variable rate at December 31, 2020 was 4.0%. There were 8,000 shares issued and outstanding at both December 31, 2020 and 2019.

NOTE 13-INCOME TAXES

Allocation of income tax expense between current and deferred portions consisted of the following:

	December 31,
	2020	2019

	(dollars in thousands)
Current
Federal income tax	$1,219	$1,766
State income tax	199	1,449
Total current	1,418	3,215
Deferred income tax expense	1,700	1,401
Total income tax expense	$3,118	$4,616

The reasons for the difference between income tax expense and the amount computed by applying the statutory tax rates to income before taxes were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Statutory federal tax rate	21%	21%
Income tax at statutory federal rate	$1,805	$4,425
Increase (reduction) resulting from:
State income taxes, net of federal income tax benefit	858	1,319
Tax exempt interest	(153)	(119)
Increase in cash surrender value	(160)	(100)
Goodwill impairment	1,058	-
Historical tax credit	-	(1,465)
Other	(290)	556
Income tax expense	$3,118	$4,616
Effective tax rate	36%	22%

The components of the net deferred tax asset were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Deferred tax assets:
Management salary continuation accrued	$585	$571
Allowance for loan losses	4,034	4,159
Deferred compensation	1,050	842
Other real estate owned	475	265
Net operating loss	1,098	1,282
Interest rate swap contracts	525	266
Other	63	63
Total deferred tax assets	$7,830	$7,448
Deferred tax liabilities
Loan servicing rights	5,011	3,407
Deferred loan costs	378	220
Depreciation and amortization	1,100	1,034
FHLB stock dividend	21	21
Available for sale investment securities	3,251	878
Other	371	435
Total deferred tax liabilities	$10,132	$5,995
Net deferred tax assets	$(2,302)	$1,453

The Company has federal net operating loss carryforwards of approximately $2.9 million as of December 31, 2020. These losses begin to expire in 2035. The Company also has state net operating loss carryforwards totaling approximately $7.7 million as of December 31, 2020 which begin to expire in 2032. These net operating loss carryforwards may be applied against future taxable income.

NOTE 14-OFF-BALANCE SHEET ACTIVITIES

Credit-Related Financial Instruments

The Bank is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments with contract amounts representing credit risk as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Commitments to extend credit and unused lines of credit, including unused credit card lines	$239,159	$171,101
Standby letters of credit	3,948	3,930

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually collateralized and contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the payment or the performance of a Bank customer to a third party. Both standby and performance letters of credit are generally issued for terms of one to four years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments.

NOTE 15-HEDGING ACTIVITIES

On June 15, 2018, the Company executed an interest rate swap to manage interest rate risk on two sets of its trust preferred securities. This derivative contract involves the receipt of floating rate interest from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement, without the exchange of the underlying notional value. This instrument is designated as a cash flow hedge as the receipt of floating rate interest from the counterparty is used to manage interest rate risk associated with fluctuations in the three-month LIBOR interest rate. The change in the fair value of this hedging instrument is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged transaction affects earnings.

As of December 31, 2020, the Company had two outstanding interest rate swaps designated as a cash flow hedge each with an aggregate notional value of $6.0 million. Both interest rate swaps mature on June 15, 2028. A pre-tax unrealized loss of $0.9 million and $0.8 million was recognized in other comprehensive income for the years ended December 31, 2020 and December 31, 2019, respectively, and there was no ineffective portion of this hedge.

The Company is exposed to credit risk in the event of nonperformance by the interest rate swap’s counterparty. The Company minimizes this risk by entering into derivative contracts with only large, stable financial institutions, and the Company has not experienced, and does not expect, any losses from counterparty nonperformance on the interest rate swaps. The Company monitors counterparty risk in accordance with the provisions of FASB ASC 815. In addition, the interest rate swap agreements contain language outlining collateral-pledging requirements for each counterparty. Collateral must be posted when the market value exceeds certain threshold limits. Derivative contracts are executed with a Credit Support Annex, which is a bilateral ratings-sensitive agreement that requires collateral postings at established credit threshold levels. These agreements protect the interests of the Company and its counterparties should either party suffer a credit rating deterioration. The Company pledged $2.4 million and $1.6 million of cash as collateral to the counterparty as of December 31, 2020 and December 31, 2019, respectively.

NOTE 16-EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan covering substantially all employees. As of January 1, 2020, all employees are eligible to receive safe harbor matching contributions equal to 4.0% of qualifying compensation as well as additional contributions at the discretion of the board of directors. For the year ended December 31, 2020, the Company’s contributions are based only upon the discretion of the board of directors; for 2019 and prior years, the plan did not provide for a safe harbor matching contribution. Total expense was $1.1 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively.

On May 1, 2006, the Company entered into salary continuation agreements with five key employees. Under these agreements, the key employees will receive $60,000 per year beginning on the later of attaining age 65 or their separation from service and continuing for 15 years. During 2011, the Company entered into a salary continuation agreement with an additional key employee. Under this agreement, the key employee will receive an amount ranging between $36,000 and $60,000 annually, depending on the employee’s age at separation, commencing upon retirement and continuing for 15 years. Each of these agreements allow for early retirement opportunities or modifications that may reduce the annual payment.

As of December 31, 2020 and 2019, the Company had accrued $2.1 million and $2.1 million, respectively, in conjunction with these salary continuation agreements. The payouts under these agreements for the years ending December 31, 2020 and 2019 were $0.1 million in each year.

NOTE 17-EQUITY INCENTIVE PLAN

In 2016, the Company’s shareholders approved the Company’s 2016 Equity Incentive Compensation Plan (the “Plan”). Under the Plan, the Company may grant options and stock awards to its directors, officers and employees for shares of the Company’s common stock. Both qualified and non-qualified stock options, stock appreciation rights, restricted stock, and restricted stock units may be granted and issued, respectively, under the Plan. As of December 31, 2020, 46,637 shares remained available under the Plan.

The exercise price of options is no less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Vesting periods for options and stock awards range from one to five years from the date of grant.

The Company grants restricted stock awards and restricted stock units to certain members of management and directors. The shares and units have a grant date fair value equal to the company’s stock’s Nasdaq Official Closing Price on the grant date.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	December 31,
	2020	2019
Risk-free interest rates	0.59%-1.73%	1.42%-2.56%
Dividend yields	0.76-1.85%	0.76%-1.59%
Expected volatility	33.00%	34.00%
Weighted-average expected life of options	7.00 years	7.00 years

The expected volatility is based on historical volatility. The risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history of declaring dividends on its common stock.

The activity of the Company’s outstanding stock options for the years ended December 31, 2020 and 2019 were as follows:

	December 31, 2020			December 31, 2019
	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (1)	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (1)

	(dollars in thousands except option and per share data)
Outstanding, beginning of year	214,904	$18.94		208,988	$18.15
Granted	62,398	19.52		30,495	19.91
Exercised	(27,635)	12.94		(21,224)	12.47
Forfeited/expired	-	-		(3,355)	19.88
Outstanding, end of period	249,667	$19.75	$797	214,904	$18.94	$2,405
Options exercisable at period-end	160,274	$19.60	$535	164,083	$17.96	$2,023
Weighted-average fair value of options granted during the period (2)		$5.74			$6.86

(1)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2020 and 2019. This amount changes based on changes in the market value of the Company’s stock.

(2)	The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Information pertaining to options outstanding at December 31, 2020 and 2019 was as follows:

	December 31, 2020
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.00	5,000	0.09 Years	$12.00	5,000	0.09 Years	$12.00
13.02-14.83	32,250	2.66 Years	13.83	32,250	2.66 Years	13.83
15.12-16.41	4,831	9.22 Years	15.53	-	N/A	-
17.14-19.88	144,125	6.65 Years	19.00	84,029	4.94 Years	19.52
20.92-24.98	22,089	7.85 Years	22.30	12,742	7.02 Years	23.39
25.24-27.31	41,372	7.36 Years	26.49	26,253	6.70 Years	26.52
Outstanding, end of period	249,667		$19.75	160,274		$19.60

	December 31, 2019
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.00	26,400	1.02 Years	$12.00	26,400	1.02 Years	$12.00
13.02-14.83	36,220	3.70 Years	13.88	36,220	3.70 Years	13.88
17.15-19.88	100,060	6.42 Years	19.28	78,178	5.62 Years	19.68
20.92-24.98	20,291	8.59 Years	23.42	7,672	7.23 Years	22.82
25.24-27.31	31,933	7.85 Years	26.49	15,613	7.60 Years	26.54
Outstanding, end of period	214,904		$18.94	164,083		$17.96

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested options, December 31, 2018	49,532	$7.86
Granted	30,495	6.86
Vested	(27,528)	6.94
Forfeited/exercised	(1,678)	4.88
Nonvested options, December 31, 2019	50,821	$7.86
Granted	62,398	5.74
Vested	(23,826)	8.31
Forfeited/exercised	-	-
Nonvested options, December 31, 2020	89,393	$6.26

Activity in restricted stock awards and restricted stock units during 2020 and 2019 was as follows:

	December 31, 2020
	Restricted Stock Awards	Weighted Average Grant Price
Outstanding, beginning of year	12,896	$22.75
Granted	-	-
Vested	(6,597)	20.57
Forfeited/expired	-	-
Outstanding, end of period	6,299	$24.80

	December 31, 2019
	Restricted Stock Awards (1)	Weighted Average Grant Price
Outstanding, beginning of year	28,701	$21.02
Granted	-	-
Vested	(15,579)	19.50
Forfeited/expired	(226)	27.15
Outstanding, end of period	12,896	$22.75

	December 31, 2020
	Restricted Stock Units	Weighted Average Grant Price
Outstanding, beginning of year	32,125	$19.80
Granted	50,410	19.11
Issued	(15,679)	19.27
Forfeited/expired	-	-
Outstanding, end of period	66,856	$19.38

	December 31, 2019
	Restricted Stock Units (1)	Weighted Average Grant Price
Outstanding, beginning of year	11,772	$25.53
Granted	24,382	17.54
Issued	(3,654)	27.42
Forfeited/expired	(375)	18.11
Outstanding, end of period	32,125	$19.80

(1)	2019 amounts have been reclassified in include restricted stock awards and units for individuals that have reached retirement age as defined by the Plan. Previously, these were considered vested and removed from the schedule; however, the Plan only accelerates the vesting of these options if the participant leaves employment

For the years ended December 31, 2020 and 2019, share-based compensation expense, including options, restricted stock awards, and restricted stock units, applicable to the Plan was $0.9 million and $0.7 million, respectively, and the recognized tax benefit related to this expense was $0.2 million and $0.2 million, respectively.

As of December 31, 2020, unrecognized share-based compensation expense related to nonvested options and restricted stock amounted to $0.9 million and is expected to be recognized over a weighted average period of 1.66 years.

NOTE 18-REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are each subject to various regulatory capital requirements administered by the federal and state banking agencies. The Basel III Capital Rules, a comprehensive capital framework for U.S. banking organizations, includes quantitative measures designed to ensure capital adequacy. The Basel III Rules designed the capital conservation buffer to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios. The Basel III rules require the Company and the Bank to maintain (set forth in the table below):

(i)	Tier 1 Common Equity ratio to risk weighted assets minimum of 4.50% plus a 2.50% “capital conservation buffer” (effectively resulting in minimum Tier 1 Common Equity ratio of 7.00%)

(ii)	Tier 1 Capital ratio to risk weighted assets minimum of 6.00% plus the capital conservation buffer (effectively resulting in a minimum Tier 1 Capital to risk-based capital ratio of 8.50%)

(iii)	Total Capital ratio to risk weighted assets minimum of 8.00% plus the capital conservation buffer (effectively resulting in a minimum Total Capital to risk weighted assets ratio of 10.50%)

(iv)	Tier 1 Leverage Capital ratio minimum of 4.00%.

Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (applicable only to the Bank), the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Management believed, as of December 31, 2020 and 2019, that the Company and Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2020, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There were no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum For Capital Adequacy Purposes (including the capital conservation buffer):		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(dollars in thousands)
December 31, 2020
Total Capital (to risk weighted assets):
Company	246,275	19.50%	132,603	10.50%	Not applicable
Bank	211,864	16.83%	132,174	10.50%	$125,880	10.00%
Tier 1 Capital (to risk weighted assets):
Company	180,135	14.26%	107,345	8.50%	Not applicable
Bank	197,056	15.65%	106,998	8.50%	100,704	8.00%
Tier 1 Capital (to average assets):
Company	180,135	13.01%	55,403	4.00%	Not applicable
Bank	197,056	14.06%	56,047	4.00%	70,059	5.00%
Tier 1 Common Equity (to risk weighted assets):
Company	156,427	12.39%	88,402	7.00%	Not applicable
Bank	197,056	15.65%	88,116	7.00%	81,822	6.50%
December 31, 2019
Total Capital (to risk weighted assets):
Company	225,094	19.41%	121,746	10.50%	Not applicable
Bank	216,198	18.70%	121,396	10.50%	$115,615	10.00%
Tier 1 Capital (to risk weighted assets):
Company	180,620	15.58%	98,557	8.50%	Not applicable
Bank	201,735	17.45%	98,273	8.50%	92,492	8.00%
Tier 1 Capital (to average assets):
Company	180,620	12.42%	58,182	4.00%	Not applicable
Bank	201,735	14.68%	54,962	4.00%	68,702	5.00%
Tier 1 Common Equity (to risk weighted assets):
Company	156,969	13.54%	81,164	7.00%	Not applicable
Bank	201,735	17.45%	80,930	7.00%	75,150	6.50%

NOTE 19-RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates.

Activity consisted of the following:

	December 31,
	2020	2019

	(dollars in thousands)
Balance, beginning of period	$4,074	$5,637
New loans	709	2,174
Repayments	(2,622)	(3,737)
Balance, end of period	$2,161	$4,074

Deposits from related parties held by the Bank at December 31, 2020 and 2019 amounted to $4.8 million and $6.0 million, respectively.

NOTE 20-FAIR VALUE MEASUREMENTS

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is considered a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1-Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2-Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3-Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

Cash and Cash Equivalents and Interest Earning Deposits in Banks

The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Fair values of interest bearing deposits in banks are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities that are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Loans

For variable-rate loans that reprice frequently and that have no significant change in credit risk, carrying values approximate fair value. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values adjusted for selling costs , where applicable.

Loans Held for Sale

The carrying value of loans held for sale generally approximates fair value based on the short-term nature of the assets. If management identifies a loan held for sale that will ultimately sell at a value less than its carrying value, it is recorded at the estimated value.

Loan Servicing Rights

Fair value is based on a discounted cash flow model based on estimates of future net servicing income.

Other Real Estate Owned

Property recognized as other real estate owned is initially recorded at fair value. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral reduced for estimated selling costs. Due to the significance of the unobservable inputs, all other real estate owned is classified as Level 3.

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings

The carrying amounts of federal funds purchased, other borrowings and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Advances from FHLB

Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair values are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Subordinated Debentures

The carrying amounts approximate fair value.

Hedging Activities

Interest rate swap agreements are measured at fair value on a recurring basis. We measure fair value utilizing models that use primarily market observable inputs, such as forecasted yield curves.

Accrued Interest

The carrying amounts approximate fair value.

Commitments to Extend Credit and Standby Letters of Credit

As of December 31, 2020 and 2019, the carrying and fair values of commitments to extend credit and standby letters of credit are not considered significant.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value

		(dollars in thousands)
December 31, 2020
Assets
Securities available for sale:
U.S. government and agency securities	$-	$14,593	$-	$14,593
Municipal securities	-	153,654	-	153,654
Mortgage-backed securities	-	135,378	-	135,378
Corporate bonds	-	32,511	-	32,511
Asset-backed securities	-	16,718	-	16,718
Loan servicing rights (1)	-	-	18,396	18,396
Total assets at fair value	$-	$352,854	$18,396	$371,250
Liabilities
Derivative instruments, interest rate swaps	$-	$1,914	$-	$1,914
December 31, 2019
Assets
Securities available for sale:
U.S. government and agency securities	$-	$3,458	$-	$3,458
U.S treasury securities	-	2,506	-	2,506
Mortgage-backed securities	-	152,769	-	152,769
Total assets at fair value	$-	$158,733	$-	$158,733
Liabilities
Derivative instruments, interest rate swaps	$-	$972	$-	$972

(1)	See Note 6 for quantitative information on the significant inputs and a rollforward of activity related to the loan servicing rights

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

	(dollars in thousands)
December 31, 2020
Impaired loans	$-	$-	$46,521
Other real estate owned	-	-	1,077
Total assets at fair value	$-	$-	$47,598
December 31, 2019
Impaired loans	$-	$-	$44,657
Other real estate owned	-	-	5,521
Total assets at fair value	$-	$-	$50,178

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on a nonrecurring basis are as follows:

December 31, 2020
	Valuation Techniques	Unobservable Inputs	Range (Average)

Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	6%-9% (7%)

December 31, 2019
	Valuation Techniques	Unobservable Inputs	Range (Average)

Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	5%-64% (29%)

*	Not Meaningful. Evaluations of the underlying assets are completed for each impaired loan with a specific reserve. The types of collateral vary widely and could include accounts receivables, inventory, a variety of equipment and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral, potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

Impaired Loans

In accordance with the provisions of the loan impairment guidance, impairment was measured on loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans. Impaired loans for which an allowance is established require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs based on management judgement of discounts to collateral valuations and estimates of costs to sell.

Impairment amounts on impaired loans represent specific valuation allowance and write-downs during the period presented on impaired loans that were individually evaluated for impairment based on the estimated fair value of the collateral less estimated selling costs, excluding impaired loans fully charged-off.

Other Real Estate Owned

Foreclosed assets are recorded at fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of carrying value or fair value, less estimated selling costs with changes in fair value or any impairment amount recorded in the other non-interest expense. Values are estimated using Level 3 inputs based on customized discounting criteria. The carrying value of foreclosed assets is not re-measured to fair value on a recurring basis but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs.

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments were as follows:

	December 31, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level

	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$19,084	$19,084	$108,457	$108,457	1
Interest earning cash at other financial institutions	416	416	20,554	20,554	1
FHLB Stock	5,758	5,758	1,628	1,628	2
Securities available for sale	352,854	352,854	158,733	158,733	2
Loans, net of allowance for loan losses	981,477	991,342	1,020,506	1,024,062	3
Loans held for sale	35,976	35,976	2,151	2,151	3
Accrued interest receivable	3,240	3,240	2,571	2,571	2
Loan servicing rights	18,396	18,396	12,509	15,921	3
Financial liabilities:
Deposits:
Time	419,542	426,092	640,925	635,558	2
Other deposits	621,284	621,284	460,517	460,517	1
Other borrowings	49,006	49,006	794	794	3
Advances from FHLB	129,000	130,361	44,400	44,578	2
Subordinated debentures	67,111	67,111	44,858	44,858	3
Accrued interest payable	2,496	2,496	4,769	4,769	2
Derivative instruments, interest rate swaps	1,914	1,914	972	972	2

NOTE 21-EARNINGS PER SHARE

Earnings per common share (“EPS”) was computed based on the following:

	For the Year Ended
	December 31,
	2020	2019

	(dollars in thousands except share data)
Net income from continuing operations	$5,479	$16,452
Less: preferred stock dividends	368	472
Income available to common shareholders for basic EPS	$5,111	$15,980
Average number of common shares issued	7,197,557	7,163,650
Less: weighted average treasury shares	780,070	443,873
Plus: weighted average nonvested equity incentive plan shares	59,686	27,804
Weighted average number of common shares outstanding	6,477,173	6,747,581
Effect of dilutive options	28,025	21,344
Weighted average number of common shares outstanding used to calculate diluted earnings per common share	6,505,198	6,768,925

NOTE 22-DIVIDEND AND CAPITAL RESTRICTIONS

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Cash dividends paid to the Company by the Bank were $22.0 million and $6.0 million for the years ended December 31, 2020 and 2019, respectively.

NOTE 23-SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued.

On February 16, 2021, the Company announced the authorization of a stock repurchase plan that allows for the repurchase of up to 609,000 shares of its common stock through February 16, 2024.

On February 16, 2021, our Board of Directors declared a quarterly dividend totaling $0.10 per share for shareholders of record as of March 5, 2021, and payable on March 19, 2021.

NOTE 24 - UNAUDITED INTERIM FINANCIAL DATA

Unaudited quarterly financial data for the periods indicated is summarized below:

		2020
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

	(dollars in thousands, except share data)
Interest income	$14,588	$13,106	$13,686	$14,095
Interest expense	3,950	4,452	4,800	5,297
Net interest income	10,638	8,654	8,886	8,798
Provision for loan losses	(455)	79	1,142	2,218
Net interest income after provision for loan losses	11,093	8,575	7,744	6,580
Non-interest income	4,495	3,672	3,380	2,703
Non-interest expense	9,495	7,667	7,465	15,018
Income tax expense (benefit)	1,575	1,164	926	(547)
Net income (loss)	$4,518	$3,416	$2,733	$(5,188)
Basic earnings (loss) per share	$0.70	$0.52	$0.40	$(0.79)
Diluted earnings (loss) per share	$0.70	$0.52	$0.40	$(0.78)
Dividends declared per share	$0.10	$0.07	$0.07	$0.07

	2019
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

	(dollars in thousands, except share data)
Interest income	$15,239	$16,759	$17,208	$17,126
Interest expense	5,701	6,507	6,776	6,566
Net interest income	9,538	10,252	10,432	10,560
Provision for loan losses	(51)	(1,154)	876	752
Net interest income after provision for loan losses	9,589	11,406	9,556	9,808
Non-interest income	3,722	4,034	2,887	2,750
Non-interest expense	10,265	7,668	7,446	7,305
Income tax expense	(258)	2,090	1,293	1,491
Net income	$3,304	$5,682	$3,704	$3,762
Basic earnings per share	$0.47	$0.82	$0.53	$0.54
Diluted earnings per share	$0.47	$0.82	$0.53	$0.54
Dividends declared per share	$0.05	$0.05	$0.05	$0.05

NOTE 25 - COUNTY BANCORP, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS

	December 31, 2020	December 31, 2019

	(dollars in thousands)
ASSETS
Cash and cash equivalents	$31,327	$5,016
Investment in bank subsidiary	205,743	204,240
Goodwill	-	5,038
Other assets	4,135	3,566
Total assets	$241,205	$217,860
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities	$2,318	$1,239
Subordinated debentures, net	67,111	44,858
Shareholders' equity	171,776	171,763
Total liabilities and shareholders' equity	$241,205	$217,860

CONDENSED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2020	December 31, 2019

	(dollars in thousands)
INTEREST AND DIVIDEND INCOME	$281	$147
EXPENSES
Interest expense	3,631	2,743
Goodwill impairment	5,038	-
Other operating expenses	1,473	1,398
Total expenses	10,142	4,141
Income before income taxes and equity in undistributed net income of subsidiary	(9,861)	(3,994)
Income tax benefit	1,369	1,085
Equity in undistributed net income of subsidiary	13,971	19,361
NET INCOME	$5,479	$16,452

CONDENSED STATEMENT OF CASH FLOWS

	For the year ended
	December 31, 2020	December 31, 2019

	(dollars in thousands)
Cash flows from operating activities
Net income	$5,479	$16,452
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed net income of subsidiary	(13,971)	(19,361)
Amortization of core deposit intangible	171	288
Amortization of subordinated debenture costs	449	155
Impairment of goodwill	5,038	-
Net change in:
Other assets	(485)	(1,559)
Other liabilities	406	102
Net cash used in operating activities	(2,913)	(3,923)
Cash flows from investing activities
Dividends received from subsidiary	22,000	6,000
Net cash provided by investing activities	22,000	6,000
Cash flows from financing activities
Proceeds from issuance of common stock	358	265
Increase in subordinated debentures	21,804	-
Payments to acquire treasury stock	(12,576)	-
Dividends paid on preferred stock	(368)	(472)
Dividends paid on common stock	(1,994)	(1,344)
Net cash provided by (used in) financing activities	7,224	(1,551)
Net change in cash and cash equivalents	26,311	526
Cash and cash equivalents, beginning of period	5,016	4,490
Cash and cash equivalents, end of period	$31,327	$5,016